Exhibit 99.1

For Immediate Release:

RENT-A-CENTER, INC.
INCREASES QUARTERLY CASH DIVIDEND FROM $0.16 TO $0.21

Declares Cash Dividend For The First Quarter Of 2013

11th Consecutive Cash Dividend

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Plano, Texas, December 17, 2012 - Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII), the nation's largest rent-to-own operator, today announced that its Board of Directors has approved a 31% increase in its quarterly cash dividend from $0.16 per share to $0.21 per share, beginning with the dividend for the first quarter of 2013. The Company declared its eleventh consecutive cash dividend: a $0.21 per share cash dividend for the first quarter of 2013 to be paid to the Company's common stockholders. The dividend will be paid on January 24, 2013, to common stockholders of record as of the close of business on January 3, 2013.

“We are pleased that the strength of our financial position allows us to increase our dividend payout to shareholders,” said Mark E. Speese, Chairman and Chief Executive Officer of the Company. “This dividend increase reflects not only our confidence in the Company's strong cash flows, but also our belief that continued investments in our strategic initiatives will generate further growth and provide long-term value for our stockholders. While we continue to focus on both international and RAC Acceptance kiosk expansion, it is our intent to continue returning value to shareholders through increased dividends every year,” Mr. Speese concluded.

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Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable goods such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,100 stores in the United States, Canada, Mexico and Puerto Rico, and approximately 880 RAC Acceptance kiosk locations in the United States and Puerto Rico. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 220 rent-to-own stores operating under the trade name of "ColorTyme." For additional information about the Company, please visit www.rentacenter.com.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to enhance the performance of acquired stores; the Company's ability to retain the revenue associated with acquired customer accounts; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company's failure to comply with applicable statutes or regulations governing its transactions; changes in interest rates; changes in the unemployment rate; economic pressures, such as high fuel costs, affecting the disposable income available to the Company's current and potential customers; the general strength of the economy and other economic conditions affecting consumer preferences and spending; the Company's available cash flow; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; information security costs; the Company's ability to maintain an effective system of internal controls;

changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2011 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012, and September 30, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:

David E. Carpenter Vice President of Investor Relations (972) 801-1214 david.carpenter@rentacenter.com